Exhibit 99.1

FOR IMMEDIATE RELEASE	January 19, 2006
Parkvale Financial Corporation, Monroeville, PA
announces increased earnings for the second quarter of fiscal 2006
     Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the six-month period ended December 31, 2005 of $6.5 million or $1.14 per diluted share, up 21.1% from net income of $5.3 million or $0.95 per diluted share for the six-month period ended December 31, 2004. The $1.1 million increase in net income for the December 2005 six months reflects a $3.6 million increase in net interest income partially offset by a $2.4 million increase in non-interest expense. The improved margins include the positive effects of seven offices added with the acquisition of Advance Financial Bancorp in December 2004. Net interest income for the six months ended December 31, 2005 increased to $18.9 million from $15.3 million for the six months ended December 31, 2004. Return on average equity was 11.19% for the six months ended December 2005 compared to 10.00% for the six months ended December 2004.
     Net income for the quarter ended December 31, 2005 was $3.2 million or $0.57 per diluted share, up 19.5% from net income of $2.7 million or $0.48 per diluted share for the quarter ended December 31, 2004. The $528,000 increase in net income for the December 2005 quarter reflects increased margins on net earning assets, offset by an increase in non-interest expense. Net interest income increased to $9.5 million from $7.7 million for the prior period. Return on average equity was 11.11% for the December 2005 quarter compared to 10.09% for the December 2004 quarter.
     On January 18, 2006, Parkvale purchased the Parkvale Building located at the corner of Routes 22 and 48 in Monroeville. This building has served as the main office and headquarters for Parkvale Bank since 1987 and the vast majority of Parkvale’s administrative staff is employed at this location.
     Parkvale Financial Corporation is the parent of Parkvale Savings Bank, which has 47 offices in the tri-state area. The Bank had assets of $1.8 billion on December 31, 2005.
     (Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
email: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004

Total interest income	$22,003	$17,582	$43,655	$35,086
Total interest expense	12,543	9,913	24,759	19,772

Net interest income	9,460	7,669	18,896	15,314
Provision for loan losses	146	54	282	111

Net interest income after provision for losses	9,314	7,615	18,614	15,203

Gain on sale of assets	24	—	24	14
Other income	2,225	1,874	4,508	3,763
Total other expenses	6,790	5,536	13,630	11,220

Income before income taxes	4,773	3,953	9,516	7,760
Income tax expense	1,533	1,241	3,048	2,420

Net income	$3,240	$2,712	$6,468	$5,340

Basic earnings per share	$0.58	$0.49	$1.15	$0.96
Diluted earnings per share	$0.57	$0.48	$1.14	$0.95
Dividends per share	$0.20	$0.20	$0.40	$0.40

SELECTED FINANCIAL DATA
(Dollar amounts in thousands, except per share data)

	Dec. 31,	June 30,	Dec. 31,
	2005	2005	2004
Total assets	$1,844,289	$1,875,844	$1,913,653
Total deposits	1,435,680	1,478,335	1,536,252
Total loans, net	1,228,728	1,198,070	1,241,342
Loan loss reserves	15,008	15,188	15,611
Non-performing assets	7,157	8,815	7,187
Ratio of classified assets to total assets	0.39%	0.47%	0.38%
Allowance for loan losses as a % of gross loans	1.21%	1.25%	1.24%
Total shareholders’ equity	$117,141	$112,971	$107,971
Book value per share	$20.80	$20.09	$19.32

OTHER SELECTED DATA

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
Average interest rate spread	2.11%	1.89%	2.10%	1.88%
Return on average assets	0.70%	0.67%	0.70%	0.66%
Return on average equity	11.11%	10.09%	11.19%	10.00%
Other expense to average assets	1.47%	1.38%	1.47%	1.39%

PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands, except share data)

	December 31,	June 30,
ASSETS	2005	2005

Cash and noninterest-earning deposits	$34,306	$26,040
Federal funds sold	52,000	81,000

Cash and cash equivalents	86,306	107,040

Interest-earning deposits in other banks	6,738	9,474
Investment securities available for sale (cost of $26,026 at December 31 and $24,682 at June 30)	26,070	25,022
Investment securities held to maturity (fair value of $417,624 at December 31 and $459,645 at June 30)	422,179	460,080
Loans, net of allowance of $15,008 at December 31 and $15,188 at June 30	1,228,728	1,198,070
Foreclosed real estate, net	1,092	1,654
Office properties and equipment, net	13,096	13,053
Goodwill	25,634	25,634
Intangible assets and deferred charges	7,010	7,487
Prepaid expenses and other assets	27,436	28,330

Total Assets	$1,844,289	$1,875,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	$1,435,680	$1,478,335
Advances from FHLB	226,997	217,141
Trust Preferred Securities	32,200	32,200
Other borrowings	20,105	23,116
Escrow for taxes and insurance	6,073	5,570
Other liabilities	6,093	6,511

Total Liabilities	$1,727,148	$1,762,873

SHAREHOLDERS’ EQUITY
Preferred Stock ($1.00 par value; 5,000,000 shares authorized; 0 shares issued)	—	—
Common Stock ($1.00 par value; 10,000,000 shares authorized; 6,734,894 shares issued,	6,735	6,735
Additional Paid in Capital	3,540	3,536
Treasury Stock at cost (1,102,564 shares in December and 1,112,948 shares in June)	(21,584)	(21,680)
Accumulated other comprehensive income	71	216
Retained earnings	128,379	124,164

Total Shareholders’ Equity	117,141	112,971

Total Liabilities and Shareholders’ Equity	$1,844,289	$1,875,844

Shareholders’ Equity per share	$20.80	$20.09

PARKVALE FINANCIAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004

Interest Income:
Loans	$16,765	$12,941	33,106	25,975
Investments	4,537	4,264	9,073	8,491
Federal funds sold	701	377	1,476	620

Total interest income	22,003	17,582	43,655	35,086

Interest Expense:
Savings deposits	8,921	7,064	17,646	14,225
Borrowings	2,990	2,486	5,889	4,845
Trust preferred securities	632	363	1,224	702

Total interest expense	12,543	9,913	24,759	19,772

Net interest income	9,460	7,669	18,896	15,314
Provision for loan losses	146	54	282	111

Net interest income after provision for losses	9,314	7,615	18,614	15,203

Noninterest Income:
Service charges on deposit accounts	1,576	1,436	3,165	2,690
Other fees and service charges	307	169	646	490
Gain on sale of assets	24	0	24	14
Miscellaneous	342	269	697	583

Total other income	2,249	1,874	4,532	3,777

Noninterest Expenses:
Compensation and employee benefits	3,667	3,053	7,365	6,279
Office occupancy	1,285	980	2,547	1,989
Marketing	146	102	285	185
FDIC insurance	48	46	98	93
Office supplies, telephone, and postage	456	399	907	754
Miscellaneous	1,188	956	2,428	1,920

Total other expense	6,790	5,536	13,630	11,220

Income before income taxes	4,773	3,953	9,516	7,760
Income tax expense	1,533	1,241	3,048	2,420

Net income	$3,240	$2,712	$6,468	$5,340

Basic earnings per share	$0.58	$0.49	$1.15	$0.96
Diluted earnings per share	$0.57	$0.48	$1.14	$0.95
Dividends per share	$0.20	$0.20	$0.40	$0.40